Exhibit 99.1
News Release

Contacts:

Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com

Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com

H&E Equipment Services Reports First Quarter 2008 Results

BATON ROUGE, Louisiana — (May 8, 2008) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the first quarter ended March 31, 2008.

First Quarter 2008 Summary

•	Revenues increased 17.2% to $245.8 million versus $209.7 million a year ago, with the Company’s recent Mid-Atlantic acquisition contributing $27.6 million of the $36.1 million increase.

•	EBITDA increased 7.8% to $56.4 million compared to $52.3 million of EBITDA a year ago, with the Mid-Atlantic region contributing $1.4 million of the $4.1 million increase.

•	Income from operations decreased 9.3% to $26.2 million compared to $28.9 million a year ago, due principally to $5.1 million of increased rental depreciation resulting from the growth and the de-aging of the fleet. The Mid-Atlantic region negatively impacted income from operations by $0.8 million.

•	Net income decreased to $10.2 million, or $0.28 per diluted share, compared to $12.1 million, or $0.32 per diluted share, a year ago due to the factors described above and higher interest expense. The effective income tax rate was 37.1% versus 40.2% a year ago.

“Our first quarter performance was strong and exceeded our expectations due to our continued concentration on high growth industries and regions. Despite the continued softness in our Mid-Atlantic, Southern California and Florida regions combined with seasonal weather issues, we achieved solid growth in revenue and EBITDA,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “Demand for our equipment and services remains strong in our Gulf Coast and Intermountain regions as the petrochemical, oil patch, energy and mining industries continue to prosper. Prices for oil, coal, precious metals and other commodities are at record levels and we expect continued growth within these industries well into the future. Furthermore, we believe a significant opportunity exists for our Gulf Coast operations as the monies budgeted for Katrina-related hurricane storm protection and rebuilding work begin to be spent. Estimated construction costs for these efforts are as much as $10 billion.”

“Overall, our business and outlook remains positive,” added Engquist. “We are making steady, across-the-board improvements in our Mid-Atlantic region and fully expect the Mid-Atlantic operations to be a strong contributor to our performance in the long term as we complete the expansion of their rental operations and the transition from Hitachi to Link-Belt. We have also implemented changes in our Southern California and Florida markets to adjust for the recent softness, which we believe is now stabilizing. The strength of our integrated business model, with our multiple sources of revenue, continues to drive strong financial performance for our business despite the current uncertain economic conditions.”

“Demand for our rental equipment remains solid outside of the West Coast, Florida and Mid-Atlantic markets. Revenue grew in these other areas by 17.7% and rental gross margins in these regions remained consistent with last year,” commented Leslie Magee, H&E Equipment Services’ chief financial officer. “In addition, the cash on cash returns in the business remain exceptionally strong at greater than 30% and the business as a whole has strengthened month over month since the beginning of the year.”

FINANCIAL DISCUSSION FOR FIRST QUARTER 2008:

Revenue
Total revenues grew 17.2% to $245.8 million from $209.7 million in the first quarter of 2007. First quarter revenues included $27.6 million from the Mid-Atlantic region. Equipment rental revenues increased 12.7% to $71.2 million compared with $63.2 million on a larger fleet and including $2.7 million of rental revenues from the Mid-Atlantic region. New equipment sales increased 12.7% to $76.4 million from $67.8 million due primarily to new equipment sales of $12.5 million from the Mid-Atlantic region and continued strength of the crane markets. Used equipment sales increased 33.8% to $41.4 million compared to $30.9 million due to $5.2 million of used equipment sales in the Mid-Atlantic region and increased sales of used aerial equipment. Parts sales grew 25.2% to $28.9 million from $23.1 million in the first quarter of 2007. Service revenues increased 13.4% to $16.6 million compared with $14.6 million in the first quarter of 2007. Product support revenue increased due to parts and service sales of $6.5 million in the Mid-Atlantic region and increased demand.

Gross Profit
Gross profit increased 10.7% to $72.7 million from $65.7 million in the first quarter of 2007. Gross margin was 29.6% for the quarter ended March 31, 2008 as compared to 31.3% for the quarter ended March 31, 2007. The reduced gross margin percentage is primarily due to the impact of a 14.0% gross margin on $27.6 million of revenues from the Mid-Atlantic operations during the first quarter of 2008. This lower gross margin of 14.0% is largely due to business mix, a continued challenging Mid-Atlantic market, and a lower margin rental segment in the Mid-Atlantic market due to fleet mix, utilization and rates. The gross profit contribution from the Mid-Atlantic region negatively impacted the Company’s consolidated gross margin by 200 basis points.

On a segment basis, gross margin on rentals decreased to 46.3% from 49.2% in the first quarter of 2007 due to increased depreciation costs as a result of higher replacement costs to de-age the fleet, declines in rental rates and softness in the markets noted above. On average and excluding rates in the Mid-Atlantic region, rental rates declined 1.8% driven primarily by the continued weakness in Florida and Southern California.

Gross margins on new equipment sales increased to 14.2% from 13.0% in the first quarter of 2007 primarily due to mix of equipment sold and the strength of the crane markets. Gross margins on used equipment sales decreased to 25.3% from 27.2% a year ago due to lower margin on fleet sales in the Mid-Atlantic region. Gross margin on parts sales remained strong at 29.9%. Gross margin on service revenues decreased to 63.0% from 64.8% in the first quarter of 2007 due to revenue mix and an increase in technician wage rates.

Rental Fleet
At the end of the first quarter of 2008, the original acquisition cost of the Company’s rental fleet was $798.8 million, up $145.8 million from $653.0 million at the end of the first quarter of 2007. Dollar utilization was 35.5%, including first quarter results from the Mid-Atlantic region, compared to 38.8% for the first quarter of 2007. Dollar utilization for the three months ended March 31, 2008 was 37.4% excluding the Mid-Atlantic region. Dollar returns decreased reflecting pockets of weakness as previously described and lower year-over-year average rental rates.

Selling, General and Administrative Expenses
SG&A expenses for the first quarter of 2008 were $46.7 million compared with $37.2 million last year, a $9.5 million, or 25.6% increase. First quarter SG&A expenses included $4.6 million from the Mid-Atlantic region. Costs have increased primarily due to labor and benefit costs to support the growth of the Company. SG&A expenses also grew by $0.7 million due to the amortization of intangibles associated with the acquisition in the Mid-Atlantic region. As a percentage of total revenues, SG&A expenses for the first quarter of 2008 were 19.0% as compared with 17.7% last year.

Income from Operations
Income from operations for the first quarter of 2008 decreased 9.3% to $26.2 million compared with $28.9 million a year ago. Income from operations declined principally due to $5.1 million of increased rental depreciation resulting from the growth and de-aging of the fleet. The Mid-Atlantic, Florida and Southern California markets negatively impacted income from operations by $3.3 million.

Interest Expense
Interest expense for the first quarter of 2008 increased $1.5 million to $10.2 million from $8.7 million primarily due to an increase in average borrowings on the Company’s senior secured credit facility. Borrowings were used to fund the Mid-Atlantic acquisition in September of 2007, stock repurchases and working capital needs.

Net Income
Net income decreased to $10.2 million, or $0.28 per diluted share, from $12.1 million, or $0.32 per diluted share, in the first quarter of 2007 due to the factors described above and higher interest expense. The effective income tax rate decreased to 37.1% in the first quarter of 2008 as compared to 40.2% last year.

EBITDA
EBITDA for the first quarter of 2008 increased $4.1 million to $56.4 million from $52.3 million in the first quarter of 2007. EBITDA as a percentage of revenues was 22.9% compared with 24.9% in the first quarter of 2007. The Mid-Atlantic region contributed $1.4 million of EBITDA, or a 5.1% EBITDA margin. Excluding the three month results from the Mid-Atlantic region, EBITDA margins increased to 25.2% for the first quarter of 2008.

2008 OUTLOOK

“Our business outside of the Mid-Atlantic, Southern California and Florida regions remains strong and we are taking the necessary corrective action in those markets. Accordingly, we remain very positive about 2008 and we are reconfirming our 2008 outlook except in so far as our revised estimated effective tax rate of 37.5% versus our previous estimated effective tax rate of 35.0% affects our guidance,” said Engquist.

•	Revenue – The Company expects 2008 revenue in the range of $1.134 billion to $1.161 billion.

•	EBITDA – The Company expects 2008 EBITDA in the range of $264 million to $279 million.

•	Earnings Per Diluted Share – The Company expects 2008 earnings per diluted share in the range of $1.74 to $1.99 based on an estimated 36.3 million diluted common shares outstanding and a revised estimated effective income tax rate of approximately 37.5%. The estimated diluted common shares outstanding reflect the impact of repurchases through April 30, 2008.

Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call
The Company’s management will hold a conference call to discuss first quarter results today, May 8, 2008, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-0945 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on May 8, 2008, and will continue through May 17, 2008, by dialing 719-457-0820 and entering confirmation code 7412840.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on May 8, 2008, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 64 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Among the forward-looking statements included in this release is the information provided under the heading “2008 Outlook.” Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America and, in particular, the conditions in our Mid-Atlantic, Southern California and Florida regions as well as the impact of the current conditions of the capital markets and its effect on construction activity and the economy in general; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our substantial leverage; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire, including the acquisition of J.W Burress, Incorporated (which we now refer to as our Mid-Atlantic region); (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Equipment rentals	$71,211	$63,201
New equipment sales	76,353	67,770
Used equipment sales	41,411	30,940
Parts sales	28,914	23,136
Service revenues	16,588	14,623
Other	11,289	10,066

Total revenues	245,766	209,736

Cost of revenues:
Rental depreciation	26,428	21,343
Rental expense	11,816	10,787
New equipment sales	65,546	58,974
Used equipment sales	30,919	22,520
Parts sales	20,266	16,269
Service revenues	6,141	5,140
Other	11,926	8,992

Total cost of revenues	173,042	144,025

Gross profit	72,724	65,711
Selling, general, and administrative expenses	46,684	37,155
Gain on sales of property and equipment, net	139	308

Income from operations	26,179	28,864
Interest expense	(10,167)	(8,703)
Other income, net	216	137

Income before provision for income taxes	16,228	20,298
Provision for income taxes	6,019	8,164

Net income	$10,209	$12,134

EARNINGS PER SHARE
Basic – Earnings per share	$0.28	$0.32

Basic – Weighted average number of common shares outstanding	36,684	38,087

Diluted – Earnings per share	$0.28	$0.32

Diluted – Weighted average number of common shares outstanding	36,684	38,114

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	March 31,	December 31,
	2008	2007
Cash	$12,072	$14,762
Rental equipment, net	574,817	577,628
Total assets	989,015	1,012,853
Total debt (1)	400,950	374,951
Total liabilities	709,929	724,775
Stockholders’ equity	279,086	288,078
Total liabilities and stockholders’ equity	$989,015	$1,012,853

(1) Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes, capital lease obligation and notes payable obligations.

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Net income	$10,209	$12,134
Interest expense	10,167	8,703
Provision for income taxes	6,019	8,164
Depreciation	29,249	23,257
Amortization of intangibles	713	12

EBITDA	$56,357	$52,270